SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Cortland Bancorp

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
CONTENTS
ELECTION OF DIRECTORS
BOARD NOMINEES
CONTINUING DIRECTORS
BOARD INFORMATION
BOARD COMPENSATION
AUDIT COMMITTEE REPORT
EXECUTIVE COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORTLAND BANCORP SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
VOTING PROCEDURES / REVOKING YOUR PROXY
SUBMISSION OF SHAREHOLDERS PROPOSALS
OTHER BUSINESS
CORTLAND BANCORP

Cortland Bancorp
194 West Main Street
Cortland, Ohio 44410

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT

Annual	April 16, 2002	The Cortland Savings and Banking Company
Meeting:	7:00 p.m., EST	194 West Main Street
Cortland, Ohio 44410

Record Date:	8:00 a.m., EST, March 1, 2002. If you were a shareholder at that time, you may vote at the Annual Meeting. Each common share entitles the holder to one vote on each matter to be voted on by shareholders at the Annual Meeting. Cumulative voting is not allowed in the election of directors. On the record date, Cortland Bancorp had 3,927,314 common shares outstanding.

Agenda:	1. To elect two directors to serve for terms of three years each until the Annual Meeting in 2005 and until their successors are elected and qualified.

2. To transact any other business that may properly come before the meeting.

Proxies:	Unless you specify on the proxy card to vote differently, the management proxies will vote all signed and returned proxies “FOR” the Board’s nominees for directors. The management proxies will use their discretion on any other matters that may arise. If a nominee cannot or will not serve as a director, the management proxies will vote for a person nominated by the Board to serve as a director and whom the Board believes will embrace our present philosophy, policies, and strategies.

Proxies
Solicited By:	The Board of Directors of Cortland Bancorp. The cost of the solicitation is being borne by Cortland Bancorp.

First Mailing
Date:	We anticipate mailing this proxy statement on or about March 18, 2002.

Revoking
Your Proxy:	You may revoke your proxy before it is voted at the Annual Meeting. There are several ways you may revoke your proxy. You may deliver a signed, written revocation letter, dated later than the proxy; you may deliver a signed proxy, dated later than the first proxy; or you may attend the Annual Meeting and vote in person or by proxy.

Note on Stock
Dividend:	All shares, share prices and related figures are restated in this proxy statement to reflect the 3% stock dividend paid January 1, 2002.

Your
Comments:	Your comments about any and all aspects of our business are welcome. Although we may not respond on an individual basis, your comments help us measure shareholder satisfaction. Collectively, we may benefit from your suggestions and comments.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

CONTENTS

General Information	1
Election of Directors	2
Board Information	4
Board Compensation	5
Audit Committee Report	6
Executive Compensation Committee Report	7
Compensation Committee Interlocks and Insider Participation	9
Summary Compensation Table	10
Cortland Bancorp Performance Graph	15
Section 16(A) Beneficial Ownership Reporting Compliance	16
Notification of Appointment of Independent Auditors	17
Voting Procedures/Revoking your Proxy	17
Submission of Shareholder Proposals	18
Other Business	18

ELECTION OF DIRECTORS

Board
Structure:	Cortland Bancorp’s Board of Directors has nine (9) members. The following information includes the principal occupation or employment of each Director during the past five years. The directors are divided into three classes consisting of one class of two directors, one class of four directors and one class of three directors. At each Annual Meeting, the term of one class expires. Directors in each class serve for three-year terms.

BOARD NOMINEES

	NAME	PRINCIPAL OCCUPATION, AGE AND YEAR BECAME A DIRECTOR

If Elected,
Term will Expire
At the 2005
Annual Meeting:	Lawrence A. Fantauzzi	Mr. Fantauzzi was elected Senior Vice President of the Bank in 1996. He serves as Controller and Chief Financial Officer, as well as Secretary-Treasurer of both Cortland Bancorp and The Cortland Savings and Banking Company (the “Bank”). Mr. Fantauzzi has also been Vice President and Director of New Resources Leasing Corporation, a subsidiary of the Bancorp, since 1995. Mr. Fantauzzi is 54 years old and has been a member of the Board of Directors since 1999.

	David C. Cole	Mr. Cole is a partner and President of Cole Valley Motor Company and he is a partner in Cole Brothers Dodge, all automobile dealerships. Mr. Cole is 43 years old and has been a member of the Board of Directors since 1989.

Proxies solicited by the Board of Directors will be voted “FOR” the Board’s nominees listed above unless a different vote is specified.
The Board of Directors of Cortland Bancorp unanimously recommends that you vote “FOR” the nominees listed above.

CONTINUING DIRECTORS

	NAME	PRINCIPAL OCCUPATION, AGE AND YEAR BECAME A DIRECTOR

Term will Expire
At the 2004
Annual Meeting:	William A. Hagood	Mr. Hagood is the owner and President of Tri-City Mobile Homes, Inc., a company that operates a mobile home park. Mr. Hagood is 70 years old and has been a member of the Board of Directors since 1972.

	K. Ray Mahan	Mr. Mahan is President of Mahan Packing Company, a meat packing company. Mr. Mahan is 62 years old and has been a member of the Board of Directors since 1976.

	Rodger W. Platt	Mr. Platt is President and Chairman of the Board of Cortland Bancorp. He is also President, Chairman of the Board and Chief Executive Officer of the Bank. Mr. Platt is 66 years of age and has been a member of the Board of Directors since 1974.

	Richard B. Thompson	Mr.Thompson is an owner and Executive of Therm-O-Link, Inc.; Vulkor, Inc.; and Therm-O-Link of Texas, Inc. all manufacturers of electrical wire and cable. He is also an owner and Executive of Geneva Partners, a condominium development company, and an owner and Executive of Kinsman IGA, a grocery store. Mr. Thompson is 53 years of age and has been a member of the Board of Directors since 2001.

CONTINUING DIRECTORS

	NAME	PRINCIPAL OCCUPATION, AGE AND YEAR BECAME A DIRECTOR

Term will Expire
At the 2003
Annual
Meeting:	George E. Gessner	Mr. Gessner is an attorney. He is a partner and Director in the Law Firm of Gessner & Platt Co., L.P.A. Mr. Gessner is 57 years old and has been a member of the Board of Directors since 1987.

CONTINUING DIRECTORS

NAME	PRINCIPAL OCCUPATION, AGE AND YEAR BECAME A DIRECTOR

James E. Hoffman, III	Mr. Hoffman is an attorney. He is President of Hoffman & Walker Co., L.P.A.
Mr. Hoffman is 50 years old and has been a member of the Board of Directors since 1984.

Timothy K. Woofter	Mr. Woofter is President, CEO and Director of Stanwade Metal Products, a manufacturer of tanks and distributor of oil equipment, and Lucky Oil Equipment, a distributor of oil equipment. Mr. Woofter was also Vice President, Treasurer and Director of Kinsman Precast, Inc., which is now closed. He is 51 years old and has been a member of the Board of Directors since 1985.

BOARD INFORMATION

Board Meetings:	In 2001, the Board of Directors of Cortland Bancorp held a total of nine (9) regular meetings. Each director attended at least 75% of his Board and committee meetings.

Board Committees:
The Audit Committee recommends to the full Board of Directors of Cortland Bancorp, appointment of the Corporation’s independent auditors. It also approves audit reports and plans, accounting policies, and audit outsource arrangements including audit scope, internal audit reports, audit fees and certain other expenses. The Audit Committee also receives reports from the loan review area of the Bank. The Audit Committee held eight (8) meetings during 2001. All members of the committee are independent directors. Serving as members in 2001 were Directors Hagood, Mahan and Woofter. Cortland Bancorp’s Board has adopted a written charter for the Audit Committee.

Audit Committee Independence. In the opinion of Cortland Bancorp’s Board none of the directors who serve on the Audit Committee has a relationship with Cortland Bancorp or the Bank that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. None of them currently is, or has been at any time during the past three years, an employee of Cortland Bancorp or the Bank, and no immediate family members of any of them is, or has for the past three years been, an executive officer of Cortland Bancorp or the Bank. Although certain of the directors and their affiliates, including Directors Hagood and Woofter, are indebted to the Bank for credit extended in the ordinary course of business of the Bank, payments made by them to Cortland Bancorp or to the Bank in the past three years have not in any of those years exceeded the greater of 5% of the affiliates’ revenues or $200,000. See, “Executive Compensation Committee Interlocks and Insider Participation” below. In the opinion of Cortland Bancorp’s Board, the directors who serve on the Audit Committee are “independent directors,” as that term is defined in Rule 4200(a)(14) of the rules of the National Association of Securities Dealers, Inc.’s Listing Standards.

The Executive Compensation Committee reviews and recommends officer compensation levels and benefit plans. The Board of Cortland Bancorp and the executive Board of the Bank consist of the same individuals, and all executive officers of Cortland Bancorp are also executive officers of the Bank. The executive officers of Cortland Bancorp receive no compensation from Cortland Bancorp. Instead, they are paid by the Bank for services rendered in their capacities as executive officers of Cortland Bancorp and the Bank.

The Executive Compensation Committee, which is technically a committee of the Bank’s Board, oversees executive officer compensation and compensation under the Profit Sharing Program and the Employee Benefit Plan 401(k). The committee held (three) 3 meetings in 2001. Only those directors who are not officers or employees of Cortland Bancorp or the Bank are eligible for service on the Executive Compensation Committee. Directors Cole, Hagood and Woofter comprised the Executive Compensation Committee in 2001 and 2002. Subject to continuing supervision of the committee, authority to establish compensation standards for non-executive officers has been delegated to Mr. Stephen Telego, Sr. Mr. Telego is Senior Vice President and Director of Human Resources and Corporate Administration of the Bank and advisor to the Executive Compensation Committee.

Director Nominations:
Cortland Bancorp’s Board does not have a nominating committee. According to Section 2.03(B) of Cortland Bancorp’s regulations, any shareholder who desires to recommend an individual for nomination to the Board must provide timely written notice. To be timely, the notice must be mailed to the President at least 14 days but no more than 50 days, before the meeting at which directors will be elected, or within 7 days after notice of the meeting is mailed to shareholders if the meeting is held within 21 days after Cortland Bancorp mails notice of the meeting. The shareholder’s notice of nomination must give:

•	The name and address of his nominee,
•	The principal occupation of the nominee,
•	The approximate number of shares you reasonably anticipate will be voted in favor of the proposed nominee,
•	The name and address of the shareholder making the nomination, and
•	The number of shares beneficially owned by the shareholder making the nomination.

We will disregard a shareholder’s nomination if it is not made in compliance with these standards.

BOARD COMPENSATION

Retainer
And Fees:	Non-employee directors receive a $15,000 annual retainer. Employee directors receive a $6,000 annual retainer.

Director
Retirement
Agreements
And Insurance
For Non-
Employee
Directors:	On December 26, 2000, the Board of Cortland Bancorp authorized Cortland Bancorp to enter into Director Retirement Agreements with each non-employee director (Directors Cole, Gessner, Hagood, Hoffman, Hoover, Mahan and Woofter). Each Director Retirement Agreement provides for a benefit of $10,000 annually on or after the director reaches the normal retirement age. The normal retirement age for each director varies based on a combination of age and years of service as a director, and, ranges from age 61 for Director Cole to age 73 for Director Hagood. Post-retirement benefits terminate after 10 years. The Director Retirement Agreements also provide for reduced retirement benefits in the case of retirement before reaching the normal retirement age, and retirement benefits for termination of director service within one year after a change in control. For this purpose, the term “change in control” is defined in the Director Retirement Agreements in the same way it is defined in the Severance Agreements discussed hereinafter (see, “Executive Compensation – Severance Agreements"), except that a change in control arising out of a change in Board composition relates solely to a change in the composition of Cortland Bancorp’s Board, not the Bank’s Board.

Cortland Bancorp purchased insurance policies on the lives of the non-employee directors. Under Cortland Bancorp’s Split Dollar Agreements and Split Policy endorsements with the directors, which were entered into on the same date the Director Retirement Agreements were executed, the policy interests are divided between Cortland Bancorp and each director. Each non-employee director’s portion of the policy’s death benefit is $100,000. Cortland Bancorp will be entitled to any death benefits remaining after payment to the director’s beneficiaries. Cortland Bancorp fully paid the premiums for these seven insurance policies with one lump sum aggregate premium payment of approximately $1.4 million. In 2001, Cortland Bancorp recovered the premium paid for a policy for the late Richard Hoover. An additional $200,000 premium was paid in 2001 for a policy for Richard B. Thompson, who succeeded Mr. Hoover. Cortland Bancorp expects to recover all premiums in full from Cortland Bancorp’s portion of the policies’ death benefits.

Cortland Bancorp purchased the insurance policies as an informal financing mechanism for the company’s Director Retirement Agreement post-retirement payment obligations to the directors. Although Cortland Bancorp expects the policies on the directors’ lives to serve as a source of funds for the director retirement benefits payable under the company’s Director Retirement Agreements, the directors’ contractual entitlements under the Director Retirement Agreements are not funded and remain contractual liabilities of Cortland Bancorp, payable upon each director’s termination of service.

AUDIT COMMITTEE REPORT

Audit Committee Report. The Audit Committee has submitted the following report for inclusion in this proxy statement:

The Audit Committee has reviewed the audited financial statements for the year ended December 31, 2001 and has discussed the audited financial statements with management. The Audit Committee has also discussed with Packer Thomas, Cortland Bancorp’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (having to do with accounting methods used in the financial statements). The Audit Committee has received the written disclosures and the letter from Packer Thomas required by Independence Standards Board Standard No. 1 (having to do with matters that could affect the auditor’s independence), and has discussed with Packer Thomas the independent accountants’ independence. Based on this, the Audit Committee recommended to the Board that the audited financial statements be included in Cortland Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee William A. Hagood, K. Ray Mahan, Timothy K. Woofter

EXECUTIVE COMPENSATION COMMITTEE REPORT

Compensation
Philosophy And
Objectives:	Our compensation program is designed to help us attract, retain and motivate all of our employees, and to:

•	reward performance that increases the value of your common shares;
•	attract, retain and motivate executives with competitive compensation opportunities;
•	encourage management ownership of Cortland Bancorp’s common shares; and
•	balance short-term and long-term strategic goals.

Executive
Compensation
Generally:	Mr. Platt evaluates the performance of executive officers. The Executive Compensation Committee evaluates Mr. Platt’s performance. All officer evaluations take account of:

•	job knowledge, initiative and originality;
•	quality and accuracy of work performed, and priority setting;
•	customer relations;
•	subordinate feedback and ability to provide instruction to staff; and
•	the relationship of these factors to Cortland Bancorp’s and the Bank’s achievement of their overall objectives.

Profit
Sharing
Program:	The Bank maintains a discretionary profit sharing program for its executive officers and employees. If the Bank achieves its profit goal for the fiscal year, the Board may - but is not required to - approve profit sharing. Each employee receives one point for every ten years of service and one point for every thousand dollars of pay earned during the year. This total is multiplied by a factor determined by the Board and the new total is multiplied by a factor representing the employee’s job grade, placement within that job grade and most recent performance review.

Employee
Benefit
Plan 401(k):	Effective April 1, 2000, through payroll deduction, employees may make pre-tax contributions from 1% to 15% of eligible pay. Internal Revenue Service dollar limits apply. The Bank will make matching contributions equal to 100% of pre-tax contributions up to 5% of eligible pay. Contributions to the 401(k) Plan, plus any earnings they generate, are fully and immediately vested.

CEO
Compensation:	As the principal executive officer of Cortland Bancorp and Cortland Savings and Banking Company, Mr. Platt’s key responsibilities include:

•	directing and guiding Bank activities;
•	taking the initiative for organizational changes, new products and services, expansion of the Bank’s service area, and strategic planning;
•	communicating policies and goals to officers and department heads;
•	monitoring employee morale;
•	maintaining esprit de corps to encourage high productivity;
•	ensuring the integrity of the assets of Cortland Bancorp and the Bank;
•	cultivating positive customer relationships;
•	sustaining and enhancing shareholder relations and communications; and

•	promoting community involvement.

The Committee’s evaluation of the chief executive officer’s compensation is largely subjective, based upon the committee’s assessment of:

•	the chief executive’s performance;
•	growth and operating results of Cortland Bancorp and the Bank;
•	challenges that exist in achievement of corporate objectives, and the chief executive’s progress toward overcoming the challenges arising from time to time;
•	compensation practices at peer group institutions; and
•	levels of responsibility of the chief executive officer in comparison to chief executives of other peer group institutions.

Peer group comparison data are derived from a variety of sources, including the Bank Administration Institute, SNL Securities, the Ohio Bankers Association and information provided by compensation consultants engaged from time to time. Cortland Bancorp and the Bank consider their peer group to consist of publicly held, community-based regional bank and bank holding companies in Ohio with total assets between $350 million and $600 million.

As part of the Executive Compensation Committee’s review of his performance, Mr. Platt completes a self-evaluation rating his performance on an ascending scale of 1 to 5. The Executive Compensation Committee reviewed Mr. Platt’s self-evaluation for 2001, agreeing with his self-evaluation rating of 4.5 which is “above expected.” Based on the Bank’s merit pay matrix, the committee approved and recommended to the Board of Directors of Cortland Bancorp that Mr. Platt’s annual salary be increased to $232,000 effective December 1, 2001. Mr. Platt’s salary reflects his leadership, vision and focus.

Deductibility
Under Internal
Revenue Code
Section 162(m):	We believe it is in shareholders’ best interest to retain as much flexibility as possible in the design and administration of executive compensation plans. Cortland Bancorp and the Bank recognize, however, that Section 162(m) of the Internal Revenue Code disallows a tax deduction for non-exempted compensation in excess of $1,000,000 paid for any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Executive Compensation Committee currently intends to structure performance-based compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. The Board and the Executive Compensation Committee could award non-deductible compensation in other circumstances as they deem appropriate. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued, we can give you no assurance that compensation intended to satisfy the requirements for deductibility under Section 162(m) actually will be deductible.

Conclusion:	The Executive Compensation Committee believes that Mr. Platt and his executive team have provided outstanding service to Cortland Bancorp and to the Bank. The Executive Compensation Committee will work to ensure that the executive compensation programs continue to meet our strategic goals as well as our overall objectives.

Submitted by the Executive Compensation Committee David C. Cole, William A. Hagood, Timothy K. Woofter

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Hoffman &
Walker Co., LPA	Cortland Bancorp and the Bank retained the legal services of Hoffman & Walker Co., LPA during 2001. James E. Hoffman, III is a member of Cortland Bancorp’s Board of Directors. Mr. Hoffman is also a part owner of Hoffman & Walker Co., LPA. The amount of fees paid to Hoffman & Walker Co., LPA by the Corporation and the Bank during 2001 was $12,350, which was approximately 6.0% of the firm’s gross revenues during 2001.

Gessner & Platt, Co., LPA
The Corporation and the Bank also retained the legal services of Gessner & Platt, Co., LPA. Mr. George E. Gessner is a member of Cortland Bancorp’s Board of Directors. Mr. Gessner is also a member of Gessner & Platt Co., LPA. The amount of fees paid to Gessner & Platt Co., LPA by the Corporation and the Bank during 2001 was less than 5% of the law firm’s gross revenues during 2001.

Management
Indebtedness:	Certain directors and officers, including members of the Compensation Committee, and one or more of their associates have engaged in banking transactions with the Bank. All of these transactions were in the ordinary course of the Bank’s business during 2001 and up to the present time. All loans and undisbursed commitments to loan included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of Cortland Bancorp, do not involve more than a normal risk of collectibility, nor do they contain or present any other features unfavorable to Cortland Bancorp or the Bank. Cortland Bancorp and the Bank expect that similar transactions will occur in the future.

Executive Compensation

     Cortland Bancorp does not pay any cash compensation to its officers or employees. The Bank pays cash compensation. For the President and Chief Executive Officer, and for the Bank’s four other most highly compensated executive officers who were serving as executive officers at the end of the fiscal year 2001 and whose total compensation (including salary and bonus) exceeded $100,000, the following table sets forth information regarding all forms of compensation paid or payable to the named executive officers for services in all capacities for the years indicated:

SUMMARY COMPENSATION TABLE
Annual compensation

Name and				Other Annual	All other
Principal Position	Year	Salary ($)(1)	Bonus($)(2)	compensation($)	compensation($)(4)

Rodger W. Platt	2001	$233,107.33	$21,410.00	(3)	$10,500.00
President and Chairman of	2000	$206,768.36	$19,089.00	(3)	$9,958.00
The Board of Cortland Bancorp	1999	$200,460.08	$16,379.00	(3)	$6,400.00
and President, Chairman and CEO of the Bank

Lawrence A. Fantauzzi	2001	$136,537.45	$10,390.00	(3)	$5,401.10
Senior Vice President, Chief	2000	$128,959.32	$9,264.00	(3)	$5,133.22
Financial Officer, Controller	1999	$110,149.32	$7,810.00	(3)	$4,299.02
and Secretary-Treasurer of Cortland Bancorp and the Bank

James M. Gasior	2001	$116,741.85	$9,556.00	(3)	$5,837.27
Senior Vice President and	2000	$110,040.60	$8,520.00	(3)	$5,234.40
Chief of Administration and	1999	$93,365.24	$7,188.00	(3)	$4,022.08
Lending of Cortland Bancorp and the Bank

Stephen A. Telego, Sr.	2001	$102,096.63	$8,764.00	(3)	$5,104.87
Senior Vice President and	2000	$98,346.68	$7,814.00	(3)	$4,675.61
Director of Human Resources	1999	$78,890.44	$6,578.00	(3)	$3,418.72
And Corporate Administration Of the Bank

Timothy Carney	2001	$95,805.04	$8,748.00	(3)	$4,790.21
Senior Vice President and	2000	$87,180.04	$7,354.00	(3)	$4,151.00
Chief Operations Officer	1999	$73,546.68	$6,188.00	(3)	$2,941.84
Of The Cortland Savings and Banking Company

(1)  For Rodger W. Platt, the salary figures for each year include Board fees of $6,000. For Lawrence A. Fantauzzi, his salary figure includes Board fees of $5,500 in 1999 and $6,000 in 2000 and 2001. Salary figures also include amounts deferred at the election of the named executive officers under the 401(k) plan.

(2)  Represents bonuses paid under Cortland Savings and Banking Company’s profit sharing plan, under which the Board of Directors may award a discretionary cash payment to officers and employees based upon achievement of the Bank’s profit goal established each year.

(3)  Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.

(4) Includes only the company contribution to the 401(k) plan accounts of the named executive officers.

     Salary Continuation Agreements and Life Insurance. Cortland Bancorp and the Bank do not have a defined benefit pension plan providing benefits based on final compensation and years of service. However, on December 26, 2000, the Bank’s Board of directors authorized the Bank to enter into Salary Continuation Agreements with eight executive officers, including the executive officers identified in the Summary Compensation Table.

     The Salary Continuation Agreements are intended to provide the executive officers with an annual benefit for 15 years of approximately 60% of their estimated final compensation at the normal retirement age of 65, taking into account anticipated benefits payable to the retired executive under the Bank’s 401(k) plan and Social Security benefits. The Salary Continuation Agreements provide for reduced benefits in the case of early retirement on or after reaching the early retirement age (age 62 for officers other than Mr. Platt, age 65 for Mr. Platt), or in the case of retirement due to disability occurring at any age, but in either case benefits do not become payable until the executive officer reaches normal retirement age. Benefits are fixed under the Salary Continuation Agreements regardless of whether actual final compensation equals the final compensation estimate established when the Salary Continuation Agreements were entered into. Benefits are also payable under the Salary Continuation Agreements if the executive’s service with Cortland Savings and Banking Company terminates within one year after a change in control, whether termination is voluntary or involuntary. The term “change in control” is defined in the Salary Continuation Agreements in the same way it is defined in the Severance Agreements discussed hereinafter (See, -“Severance Agreements”).

     On December 29, 2000, the Bank purchased insurance policies on the eight executives’ lives, making a single-premium payment aggregating $2,275,000 for all eight policies. The Bank expects to recover in full the premium paid by it from the Bank’s portion of the policies’ death benefits. If the executive dies before the normal retirement age but in active service to the Bank, his beneficiaries will receive a life insurance death benefit in a fixed amount, and the Bank will receive the remainder of the death benefit proceeds. If the executive dies after retirement, his beneficiaries will receive any payments to which the executive would have been entitled under the Salary Continuation Agreement, but none of the proceeds of the life insurance. The Bank purchased the policies as a source of funds for the Bank’s Salary Continuation Agreement obligations arising out of executives’ death before retirement, as well as an investment to fund the Bank’s post-retirement payment obligations to the executives. Although the Bank expects the policies to serve as a source of funds for death benefits payable under the Salary Continuation Agreements, the executives’ contractual entitlements under the Salary Continuation Agreements are not funded. These contractual entitlements remain contractual liabilities of Cortland Savings and Banking Company, payable after the executives’ termination of employment.

     The following table shows benefits payable to the named executive officers under their Salary Continuation Agreements, as well as the death benefit under the life insurance policies:

Annual benefit payable under the Salary Continuation
Agreements for 15 years

					Lump sum
					payable for
					termination
					within one
				Retirement	year after a
	Early		Early	on or after	change in	Life
	Retirement	Disability	retirement	normal	control	insurance
Named executive	occurring	occurring in	at first	retirement	occurring in	death
officer	in 2002(1)	2002	eligibility(2)	age(3)	2002(4)	benefit

Rodger W. Platt	$26,899	$26,899	$26,899	$60,000	$900,000	$523,203
Lawrence A. Fantauzzi	$0	$14,264	$45,636	$59,600	$234,144	$519,715
James M. Gasior	$0	$7,539	$40,765	$43,600	$65,794	$380,194
Stephen A. Telego, Sr.	$0	$11,143	$50,839	$57,600	$140,246	$502,275
Timothy Carney	$0	$3,796	$43,299	$45,000	$38,861	$392,402

(1)	No benefits are payable if service terminates before the early retirement age, which is age 62 for officers other than Mr. Platt. For Mr. Platt, the early retirement age is 65. Mr. Platt is currently the only executive officer eligible for early retirement. But if termination of service is due to disability or if it follows within one year after a change in control, benefits are payable under the Salary Continuation Agreements. In the case of early retirement or disability, payments under the Salary Continuation Agreement do not commence until the executive reaches normal retirement age. The lump sum change in control benefit is payable within three days after the executive’s termination, provided termination of his service occurs within one year after a change in control.

(2)	For each year of service after reaching early retirement age, the early retirement benefit increases in amount until normal retirement age. Mr. Platt is currently eligible to receive an early retirement benefit, while Messrs. Fantauzzi, Gasior, Telego and Carney do not become eligible to receive an early retirement benefit until 2009, 2021, 2015 and 2027, respectively.

(3)	The normal retirement age is 65 for officers other than Mr. Platt. Mr. Platt’s normal retirement age is 70 under his Salary Continuation Agreement.

(4)	Except in the case of Mr. Platt, the change in control lump sum increases in amount each year. The amount shown assumes a change in control occurs in 2002. For officers other than Mr. Platt, the change in control lump sum is discounted to reflect the present value of the normal retirement benefit payable over a 15-year period, using a discount rate of 8% with monthly compounding. Mr. Platt’s Salary Continuation Agreement also provides for an additional tax gross-up payment if the total payments and benefits due to him as a result of a change in control exceeds the limits under Section 280G of the Internal Revenue Code. The gross-up feature is discussed below in the description of the severance agreements.

The Bank has also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement, or defense of their rights under the Salary Continuation Agreements, up to a maximum of $500,000 individually.

Group Term Carve-Out Plan. On December 29, 2000, the Bank purchased insurance policies on the lives of twenty-two officers, for which the Bank made a single premium payment of approximately $2.8 million. Currently, a corporation can provide its employees with a group term life insurance policy death benefit of up to $50,000 on a tax-free basis. The cost of providing a death benefit in excess of $50,000 is currently taxed to the employee as ordinary income. The Group Term Carve-Out Plan replaces the taxable portion of the group term life insurance plan with tax-free permanent life insurance. The officers covered by the group term carve-out split dollar insurance includes Mr. Fantauzzi, Mr. Gasior, Mr. Telego and Mr. Carney. The Bank and the officers share rights to death benefits payable under the policies. An officer’s beneficiaries are entitled to an aggregate amount equal to:

1)	the lesser of (a) $500,000 or (b) twice the officer’s current annual salary at the time of death, less $50,000, if he or she dies before retirement, or

2)	the lesser of (a) $500,000 or (b) the officer’s most recent salary at the time of death

•	if he or she dies after retirement (provided he or she did not retire before the early retirement age of 62),
•	if his or her employment shall have previously terminated within one year after a change in control, whether termination was voluntary or involuntary,
•	if employment terminated due to disability.

The Bank receives the remainder of death benefits. The Bank expects to recover in full from the Bank’s portion of the policy’s death benefits the premium paid by the Bank. No benefits are payable under the plan to any officer whose employment terminates before the age of 62, unless termination is due to disability or unless termination followed within one year after a change in control. The term “change in control” has the same meaning in the Group Term Carve-Out Plan as it has for purposes of the severance agreements, discussed below. Benefits payable to the officers’ beneficiaries are payable in a lump sum at the officer’s death.

The officers also have life insurance benefits under the Bank’s group term life insurance program for all employees, paying benefits up to $50,000 to the employee’s beneficiaries if the employee dies while employed by the Bank.

Similar to the director split dollar life insurance agreements previously discussed, the death benefit payable to the executive will be paid directly by the insurance company to the named beneficiary. As such, the Bank has no benefit obligation to the participants in the Group Term Carve-Out Plan, and no accruals (i.e., no expense recognition) are required under generally accepted accounting principles. This Group Term Carve-Out Plan was a replacement for the executives’ participation in the Bank’s group term life insurance program (except for the non-taxable $50,000 group term life insurance benefit). The Group Term Carve-Out Plan provides comparable life insurance coverage to what the executives had under the Bank’s group term life insurance program for all employees, while reducing the annual increasing expense of group term life insurance.

CEO Split Dollar Agreement. Mr. Platt, the President of Cortland Bancorp and the Bank, also has post-retirement death benefit insurance coverage equal to one times base annual salary at the date of his retirement. This split dollar insurance benefit does not arise under the Group Term Carve-Out Plan. The benefit is a separate obligation expressed in The Cortland Savings and Banking Company Split Dollar Agreement and the Split Dollar Policy Endorsement executed by Mr. Platt on March 6, 2001.

Severance Agreements. The possibility of a change in control exists for most if not all public companies, including Cortland Bancorp. To assure itself of the continuity of management and to ensure that management is not unduly distracted by potential changes in control that could affect their financial security, Cortland Bancorp and the Bank entered into severance agreements with the four executives identified in the Summary Compensation Table (Messrs. Fantauzzi, Gasior, Telego and Carney) and four other officers. The severance agreements were entered into on January 23, 2001 with the recommendation of the Executive Compensation Committee. The Board of directors at its December 26, 2000 meeting approved the form of the agreement. The initial term of the agreement is three years, renewing each year for an additional one-year term unless the Board gives 90 days’ advance written notice that the contract will not automatically renew. Each Severance Agreement will terminate when the executive officer reaches age 65.

Each severance agreement provides that the executive will be entitled to severance compensation if a change in control occurs during the agreement’s term. The severance compensation will be paid in a lump sum in cash. The amount of the severance compensation will be equal to the officer’s current annual salary, plus the amount of any bonus earned for the last whole calendar year. If a change in control occurs and the total benefits or payments to which an officer is entitled as a result are subject to excise taxes under Section 280G of the Internal Revenue Code (whether the benefits or payments arise under the severance agreement or under another compensation plan or arrangement, such as the Salary Continuation Agreements or the group Term Carve-Out Plan), the severance agreements provide also that the officers will be entitled to an additional payment, or “gross-up” payment, so that the net amount they receive after payment of excise taxes equals 80% of the amount required to gross up the executive for the excise tax. The gross-up payment will not be deductible by Cortland Bancorp or the Bank.

The term “change in control” can be defined in a variety of ways from one corporation to the next and from one benefit plan to the next. Under the Severance Agreements, a change in control means any of the following events occur:

•	Merger: Cortland Bancorp merges into or consolidates with another corporation, or merges another corporation into Cortland Bancorp, with the result in either case that less than 50% of the total voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were Cortland Bancorp shareholders immediately before the merger or consolidation,

•	Acquisition of Significant Share Ownership: a person or group of persons acting in concert acquires the power to vote 25% or more of Cortland Bancorp’s common shares,

•	Acquisition of Control of Cortland Bancorp: Cortland Bancorp’s Board determines (a) that a person has acquired the power to direct Cortland Bancorp’s management or policies and (b) that this constitutes an acquisition of control for purposes of the Bank Holding Company Act and the Change in Bank Control Act and regulations thereunder. Under the Bank Holding Company Act and the Change in Control Act, control is conclusively presumed to exist when an acquiror has 25% ownership of a bank holding company, and control may be rebuttably presumed to exist when the acquiror has 10% ownership. Control determinations under the Bank Holding Company Act and the Change in Control Act are highly dependent on the facts of each case and are not necessarily based on stock ownership alone,

•	Change in Board Composition: during any period of two consecutive years, individuals who constituted Cortland Bancorp’s or the Bank’s Board at the beginning of the two-year period (including directors later elected by the Board, or later nominated by the Board for election by shareholders, by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the period) cease for any reason to constitute at least a majority, or

•	Sale of Assets: Cortland Bancorp sells substantially all of its assets to a third party.

     If an officer’s employment terminates within one year after a change in control, Cortland Bancorp must also continue his life, health and disability insurance coverage for up to three years. The officer will also be entitled to out-placement services for one year, and tax and financial planning services for three years after termination.

     Cortland Bancorp and the Bank have also agreed to pay legal fees incurred by the executives associated with the interpretation, enforcement, or defense of their rights under the severance agreements, up to a maximum of $500,000, individually, as adjusted for inflation from time to time.

CORTLAND BANCORP PERFORMANCE GRAPH
CUMULATIVE VALUE OF $100 INVESTMENT
Comparison of Five-Year Cumulative Total Return Among Cortland Bancorp,
The S&P 500 Index and SNL Securities Index of Banks with Assets Under $500Million. (1)

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Cortland Bancorp	100.00	149.56	234.96	142.26	162.66	218.25
S&P 500 Index	100.00	133.37	171.44	207.52	188.62	166.22
SNL Bank Index (under $500 million)	100.00	170.47	155.65	144.08	138.99	192.27

(1)	Assumes that on December 31, 1996, $100 each was invested in the common shares of Cortland Bancorp, the S&P 500 Index, and the SNL Bank Index, with all subsequent dividends reinvested. Cortland Bancorp is not among the banking companies included in the SNL Bank Index, nor is it included in the S&P 500 Index. SNL Securities provided the S&P 500 Index and the SNL Bank Index information. Past performance provides no guarantee or assurance that similar results can or will be achieved in the future.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by our directors and executive officers, all stock ownership reports required to be filed by such persons with the SEC were timely made during 2001.

CORTLAND BANCORP SHARE OWNERSHIP BY
DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the ownership of Cortland Bancorp’s common shares by directors and executive officers. Ownership includes direct and indirect (beneficial) ownership, as defined by rules established and promulgated by the SEC. To the best of our knowledge, each person, along with his spouse (if any), has sole voting and investment power unless otherwise noted. Information in this table is based upon 3,927,314 outstanding common shares of Cortland Bancorp as of March 1, 2002. No person or entity owns more than 5% of the outstanding common shares of Cortland Bancorp.

		Number of	Percentage of
Name and Address	Position	Shares	Outstanding Shares

David C. Cole 4111 Elm Road NE Warren, Ohio 44483	Director	2,409.020	0.06

Lawrence A. Fantauzzi 194 West Main Street Cortland, Ohio 44410	Director, Senior Vice President, Controller, Chief Financial Officer and Secretary-Treasurer	10,585.233	0.27

George E. Gessner 212 West Main Street Cortland, Ohio 44410	Director	18,215.889	0.46

William A. Hagood 3 South Outer Drive Vienna, Ohio 44473	Director	9,970.184	0.25

James E. Hoffman, III 7553 Warren Sharon Road Brookfield, Ohio 44403	Director	2,673.969	0.07

K. Ray Mahan 6540 State Route 45 Bristolville, Ohio 44402	Director	104,364.330	2.66

Rodger W. Platt 194 West Main Street Cortland, Ohio 44410	Chairman, President, and Chief Executive Officer	28,421.000	0.72

Richard B. Thompson 621 Dana Street NE Warren, Ohio 44483	Director	51,802.229	1.32

Timothy K. Woofter 6868 State Route 305 West NE Hartford, Ohio 44424	Director	47,975.006	1.22

James M. Gasior 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief Lending Officer	4,087.560	.10

		Number of	Percentage of
Name and Address	Position	Shares	Outstanding Shares

Stephen A. Telego 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief of Corporate Administration and Director of Human Resources	1,844.070 (1)	.05

Timothy Carney 194 West Main Street Cortland, Ohio 44410	Senior Vice President and Chief Operations Officer	575.220	.01

Directors and Executive Officers, as a Group (16 Persons)		289,698.724	7.38

(1)  Includes 4.285 shares in a Uniform Transfer to Minor Account for the benefit of Stephen A. Telego, Jr. and 4.285 shares in a Uniform Transfer to Minor Account for the benefit of Robert Telego. Both are sons of Stephen A. Telego.

NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of Cortland Bancorp has appointed the firm of Packer Thomas to serve as independent auditors for Cortland Bancorp for the 2002 fiscal year. They have served as independent auditors for Cortland Bancorp since 1994. The Board of Directors does not expect representatives of Packer Thomas to be in attendance at the Annual Meeting.

     Audit Fees. The aggregate fees billed for professional services rendered by Packer Thomas for the audit of Cortland Bancorp’s annual consolidated financial statements for the fiscal year ended December 31, 2001 and for reviews of the consolidated financial statements included in Cortland Bancorp’s Forms 10-Q filed with the Securities and Exchange Commission during 2001 were $74,535.

     Financial Information Systems Design and Implementation Fees. Packer Thomas did not render any services relating to operating or supervising the operation of Cortland Bancorp’s or Cortland Savings and Banking Company’s information systems or local area network, or for designing or implementing a financial management system for the year ended December 31, 2001.

     All Other Fees. The aggregate fees billed by Packer Thomas for services rendered to Cortland Bancorp and Cortland Savings and Banking Company, other than the “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, for the year ended December 31, 2001 were $34,306. These fees related to services for tax preparation and consulting ($16,100), employee benefit plan audits ($13,500), and accounting consulting related to Supplemental Executive Retirement Plans and Bank Owned Life Insurance ($4,706).

VOTING PROCEDURES / REVOKING YOUR PROXY

To establish a quorum, a majority of the common shares of Cortland Bancorp must be voted at the Annual Meeting in person or by proxy. The nominees for director, receiving the greatest number of votes, will be elected. Any other matters to be voted upon at the annual meeting will be decided by a majority of the votes cast on such matters unless a different percentage of votes is required by law or Cortland Bancorp’s Articles or Regulations. The Board of Directors of Cortland Bancorp is not aware as of the date of this proxy statement of any other matters to be voted upon at the Annual Meeting.

The enclosed proxies will be voted in accordance with the instructions you specify on the proxy. If you do not vote with respect to the election of directors, all shares represented by your returned, signed proxy will be voted by the management proxies selected by the Board of Directors of Cortland Bancorp as stated in the notice accompanying this proxy statement.

You may revoke your proxy by taking any of the following actions:

•	Delivering a signed, written revocation letter, dated later than the first proxy, to Deborah L. Eazor, Investor Relations, at 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410;
•	Delivering a signed proxy, dated later than the first proxy, to Deborah L. Eazor, Investor Relations, 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410; or
•	Attending the Annual Meeting and voting in person or by proxy. Simply attending the Annual Meeting will not revoke your proxy.

Proxy Solicitation:	Our employees may solicit proxies for no additional compensation. We will reimburse banks, brokers, custodians, nominees and fiduciaries for the reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares. Cortland Bancorp is paying all expenses of this proxy solicitation.

SUBMISSION OF SHAREHOLDERS PROPOSALS

If any shareholder of the Corporation wishes to submit a proposal to be included in next year’s Proxy Statement and acted upon at the annual meeting of the Corporation to be held in 2003, the proposal must be received by the Corporation prior to the close of business on November 16, 2002. If a shareholder intends to present a proposal at the 2003 Annual Meeting, but has not sought the inclusion of such proposal in the Corporation’s proxy materials, such proposal must be received by the Corporation prior to January 30, 2003, or the Corporation’s management proxies for the 2003 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in Cortland Bancorp’s proxy material.

OTHER BUSINESS

The Board of Directors knows of no other matters for consideration at the Annual Meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have the discretionary authority to vote in accordance with their best judgement.

A copy of Cortland Bancorp’s 2001 Annual Report on form 10-K to the Securities and Exchange Commission may be obtained by shareholders, without charge, upon written request to Shareholder Relations, Cortland Bancorp, 194 West Main Street, P.O. Box 98, Cortland, Ohio 44410.

By Order of the Board of Directors.

Lawrence A. Fantauzzi
Secretary-Treasurer

FORM OF PROXY

CORTLAND BANCORP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder(s) of common shares of Cortland Bancorp hereby appoints William A. Hagood, K. Ray Mahan and Richard B. Thompson, or any one of them with full power of substitution, to serve as my(our) proxy at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 16, 2002 at 7:00 p.m. at the Corporation’s principal office, 194 West Main Street, Cortland, Ohio, and to vote as designated below upon the following matters:

(1)	Election of Directors

	LAWRENCE A. FANTAUZZI	[___]	[___]
		FOR	WITHHOLD AUTHORITY

	DAVID C. COLE	[___]	[___]
		FOR	WITHHOLD AUTHORITY

(INSTRUCTIONS: To vote for an individual nominee, place an `X’ in the box marked “FOR” following his name. If you prefer not to vote for an individual nominee, place an `X’ in the box marked `WITHHOLD AUTHORITY’ following his name.)

(2)	At the time this proxy was prepared, members of the Corporation’s Board of Directors were not aware of any other matters to be presented for action at the April 16th meeting. However, should any such matter arise at the Annual Meeting, I authorize the proxies of the Corporation to vote using their discretion as deemed appropriate:

[___]	[___]
GRANT AUTHORITY	WITHHOLD AUTHORITY

SHARES WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, SHARES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED IN ITEM (1) AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER BUSINESS DEEMED APPROPRIATE.

Receipt of Proxy Statement is acknowledged. Please sign, date, and return this proxy promptly in the enclosed envelope.

Dated:____________, 2002

______________________________
Signature

______________________________
Signature

Please sign exactly as the name appears. If executor, trustee, etc., give full title. If shares are registered in two names, both should sign.